Exhibit 99.1

MAXIMUS Reports Fiscal 2008 Results

Pro Forma Results from Continuing Operations In Line with Prior Guidance

Company Reiterates Fiscal 2009 Earnings Outlook

RESTON, Va.--(BUSINESS WIRE)--November 13, 2008--MAXIMUS (NYSE:MMS), a leading provider of government services, today reported results for its fourth quarter and fiscal year ended September 30, 2008, which reflects divestitures in fiscal 2008.

Highlights include:

  Revenue for the fourth quarter increased 9% to $189.1 million and for the full fiscal year grew 19% to $745.1 million compared to the same periods last year,
  The successful divestiture of three Systems businesses in the fourth quarter which have been accounted for as discontinued operations,
  Pro forma earnings per diluted share from continuing operations of $0.71 for the fourth quarter and $2.83 for the full fiscal year, as presented in the supplemental pro forma information provided on the last page of the financial tables,
  Fourth quarter GAAP loss per diluted share of $0.09 and diluted earnings per share of $1.55 for the full fiscal year,
  New sales awards totaling $913 million at September 30, 2008 and a total pipeline of $1.8 billion at November 7, 2008,
  Cash at September 30, 2008 of $120.6 million and no debt outstanding.

Revenue for the fourth quarter increased 9% to $189.1 million compared to $173.7 million reported for the same period last year. For the full year, fiscal 2008 revenue increased 19% to $745.1 million compared to $626.2 million last year. This growth was driven by new and expanded work in the Operations Segment.

In fiscal 2008, MAXIMUS divested five divisions, three of which were completed in the fourth quarter. As a result, those operations are accounted for as discontinued operations. The Company’s remaining core Operations and Consulting Segments are accounted for as continuing operations.

In the fourth quarter, pro forma diluted earnings per share from continuing operations totaled $0.71 and $2.83 for the full fiscal year, which is in line with the Company’s prior guidance. This has been adjusted to reflect a benefit of $0.02 per diluted share from an insurance reimbursement, severance costs of $0.03 per diluted share, and a $7.6 million, or $0.25 per diluted share, non-cash goodwill impairment charge related to the Company’s ERP division, which is now part of continuing operations.

On a GAAP basis, MAXIMUS reported a total fourth quarter net loss of $1.8 million, or $0.09 per share which includes (1) net income from continuing operations of $8.4 million, or $0.45 per diluted share and (2) a net loss of $10.2 million from discontinued operations. For the full year, net income totaled $29.9 million or $1.55 per diluted share for fiscal 2008 which includes (1) net income from continuing operations of $51.5 million and (2) a net loss of $21.6 million from discontinued operations.

“With a narrowed business focus on our core operations, MAXIMUS is now positioned as the leading pure play provider in the administration of government health and human services programs. This transformation creates a solid foundation for future growth during these uncertain economic times. We believe our core services are increasingly important under the new political landscape where the emphasis is expected to be on domestic health and human services programs," commented Richard Montoni, Chief Executive Officer of MAXIMUS.

Montoni continued, “We enter the new year with a strong backlog and record pipeline of new business. Our base of recurring revenue affords us a high level of visibility with approximately 87% of projected revenue in the form of backlog. While we are not immune to broader market conditions, the sale of our Systems businesses reduces our exposure to discretionary services that are more susceptible to budget cutbacks. Longer term, we are anticipating an increase in caseloads in health and human services programs, as well as opportunities to meet the increasing demand for eligibility and enrollment support services as states look for efficiencies through centralization of functions.”

Operations Segment

The Operations Segment accounted for 84% of total Company revenue. Operations Segment revenue for the fourth quarter increased 14% to $163.5 million compared to $143.0 million in the prior-year period and for the full fiscal year increased 24% to $629.2 million compared to $507.5 million last year.

Operations Segment operating income for the fourth quarter was $22.2 million, which included approximately $1.0 million in non-reimbursable proposal expense, compared to $22.8 million in the fourth quarter of last year. For the full fiscal year, operating income for the Operations Segment totaled $85.7 million compared to $35.6 million in fiscal 2007. For the full fiscal year, improved profitability was driven primarily by the Company’s health and workforce services projects, both domestic and abroad, and the transformation of the Texas contract under the direct services agreement.

Consulting Segment

Consulting Segment revenue was $25.5 million in the fiscal 2008 fourth quarter, compared to $30.7 million in the same period last year. For the full fiscal year, Consulting Segment revenue was $115.9 million, or 16% of total revenue, versus $118.7 million last year.

The Consulting Segment had a fourth quarter operating loss of $2.1 million compared to operating income of $1.9 million in the same period last year. For the full year, operating income totaled $1.4 million versus $7.7 million last year. The reduction in revenue and operating income for the fourth quarter and full year relates primarily to a fourth quarter project provision of approximately $2.7 million.

Backlog, Sales and Pipeline

All current and historical backlog and pipeline numbers have been reclassified to reflect the divestitures. Backlog at September 30, 2008 totaled $1.4 billion compared to $1.2 billion reported for the prior-year period. On an annualized basis, the Company estimates that approximately 87% of forecasted fiscal 2009 revenue is in the form of backlog.

Year-to-date signed contract wins at September 30, 2008 totaled $913 million, compared to $519 million reported last year. New contracts pending at September 30, 2008, (awarded but unsigned) totaled $107 million compared to $291 million reported last year. Sales opportunities (pipeline) at November 7, 2008, totaled $1.8 billion (consisting of $421 million in proposals pending, $341 million in proposals in preparation, and $1.0 billion in proposals tracking) compared to $1.3 billion the prior year.

Cash and Cash Flow Items

At September 30, 2008, cash and cash equivalents totaled $120.6 million. The Company generated net cash from operating activities from continuing operations of $9.0 million for the fourth quarter and $51.7 million for the full year. The Company generated free cash flow from continuing operations, defined as cash from operations less purchased property and equipment and capitalized software costs, of $5.2 million for the fourth quarter and $36.3 million for the full fiscal year.

The Company resumed share repurchases under its Board-authorized program in August and has since repurchased $34.1 million of its common stock. This includes $20 million repurchased after the close of the fourth quarter. As of November 4, 2008, the Company had $62.1 million available for the future repurchase of shares under its current program.

For the fourth fiscal quarter, Days Sales Outstanding (DSOs) from continuing operations totaled 78 days. The Company also paid a quarterly cash dividend of $0.10 per share on August 29, 2008.

Outlook

The Company is updating its fiscal 2009 revenue guidance to reflect the strengthening of the U.S. dollar against foreign currencies. The Company now expects revenue for the full fiscal year from continuing operations in the range of approximately $750 million to $775 million. The Company is reiterating its bottom-line guidance of diluted earnings per share for fiscal 2009 of $3.00 to $3.15. This reflects the favorable impact of completed share repurchase activities to date, offset by the impact of foreign currency rates.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call on November 13, 2008, at 8:30 a.m. (ET). The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company's website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

A replay will be available through November 21, 2008. Callers can access the replay by dialing:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 302929

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$70,472	$120,628
Marketable securities	126,210	—
Restricted cash	325	329
Accounts receivable — billed, net	111,210	128,819
Accounts receivable — unbilled	19,782	30,695
Current portion of note receivable	—	746
Deferred income taxes	17,409	10,812
Prepaid expenses and other current assets	8,087	9,276
Current assets of discontinued operations	45,242	193
Total current assets	398,737	301,498
Property and equipment, net	34,329	33,994
Capitalized software, net	10,830	14,125
Deferred contract costs, net	8,116	5,324
Goodwill	62,376	60,659
Intangible assets, net	2,476	3,699
Note receivable	—	1,337
Deferred income taxes	—	7,722
Other assets	2,366	3,788
Noncurrent assets of discontinued operations	45,234	—
Total assets	$564,464	$432,146
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,711	$48,950
Accrued compensation and benefits	24,569	26,684
Current portion of deferred revenue	16,845	19,676
Current portion of income taxes payable	5,487	12,662
Current portion of capital lease obligations	1,627	417
Other accrued liabilities	1,387	3,891
Current liabilities of discontinued operations	35,966	11,028
Total current liabilities	131,592	123,308
Capital lease obligations, less current portion	417	—
Deferred revenue, less current portion	10,143	8,315
Income taxes payable, less current portion	—	1,617
Deferred income taxes	12,912	—
Total liabilities	155,064	133,240
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 22,194,489 and 18,302,368 shares issued and outstanding at September 30, 2007 and 2008, at stated amount, respectively	299,846	314,420
Treasury stock, at cost; 4,490,073 and 8,635,130 shares at September 30, 2007 and 2008, respectively	(124,637)	(275,200)
Accumulated other comprehensive income	1,730	5,536
Retained earnings	232,461	254,150
Total shareholders’ equity	409,400	298,906
Total liabilities and shareholders’ equity	$564,464	$432,146

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,

	2007	2008	2007	2008

Revenue	$173,712	$189,069	$626,231	$745,133
Cost of revenue	126,204	138,260	478,507	543,389
Gross profit	47,508	50,809	147,724	201,744
Selling, general and administrative expenses	23,233	30,900	104,632	115,649
Gain on sale of building	—	—	—	3,938
Gain on sale of Corrections Services business	—	—	451	—
Legal and settlement expense, net of reimbursed insurance claims	2,324	(773)	44,438	858
Goodwill impairment	—	7,600	—	7,600
Income (loss) from operations	21,951	13,082	(895)	81,575
Interest and other income, net	2,581	325	5,804	2,423
Income before income taxes	24,532	13,407	4,909	83,998
Provision for income taxes	10,301	4,979	12,081	32,517
Income (loss) from continuing operations	14,231	8,428	(7,172)	51,481

Discontinued operations, net of income taxes:
Loss from discontinued operations	(62)	(2,827)	(1,083)	(15,969)
Loss on disposal	—	(7,361)	—	(5,635)
Loss from discontinued operations	(62)	(10,188)	(1,083)	(21,604)

Net income (loss)	$14,169	$(1,760)	$(8,255)	$29,877

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.64	$0.45	$(0.33)	$2.70
Loss from discontinued operations	—	(0.54)	(0.05)	(1.13)
Basic earnings (loss) per share	$0.64	$(0.09)	$(0.38)	$1.57

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.63	$0.45	$(0.33)	$2.67
Loss from discontinued operations	—	(0.54)	(0.05)	(1.12)
Diluted earnings (loss) per share	$0.63	$(0.09)	$(0.38)	$1.55

Dividends per share	$0.10	$0.10	$0.40	$0.40

Weighted average shares outstanding:
Basic	22,177	18,540	21,870	19,060
Diluted	22,554	18,742	21,870	19,305

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended September 30,
	2007	2008

Cash flows from operating activities:
Net income (loss)	$(8,255)	$29,877
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	1,083	21,604
Depreciation	9,889	9,132
Amortization	2,450	3,396
Impairment of goodwill	—	7,600
Deferred income taxes	(12,598)	(14,274)
Gain on sale of Corrections Services business	(451)	—
Gain on sale of building	—	(3,938)
Deferred interest income on note receivable	—	147
Non-cash equity based compensation	3,962	9,123
Changes in assets and liabilities, net of effects from divestitures:
Accounts receivable – billed	(2,039)	(16,000)
Accounts receivable – unbilled	1,750	(10,913)
Prepaid expenses and other current assets	(216)	(1,173)
Deferred contract costs	3,049	2,792
Other assets	4,375	(227)
Accounts payable	1,694	3,014
Accrued compensation and benefits	4,085	2,115
Deferred revenue	2,254	1,003
Income taxes	14,490	11,223
Other liabilities	1,167	(2,778)
Cash provided by operating activities - continuing operations	26,689	51,723
Cash provided by operating activities - discontinued operations	24,501	4,850
Cash provided by operating activities	51,190	56,573
Cash flows from investing activities:
Proceeds from sales of discontinued operations, net of transaction costs	—	37,678
Proceeds from sale of Corrections Services business, net of transaction costs	1,871	—
Proceeds from sale of building, net of transaction costs	—	5,929
Acquisition of business, net of cash acquired	—	(3,150)
Decrease in note receivable	—	237
Purchases of property and equipment	(12,390)	(10,318)
Capitalized software costs	(2,350)	(5,131)
(Increase) decrease in marketable securities	(8,895)	126,210
Cash provided by (used in) investing activities - continuing operations	(21,764)	151,455
Cash used in investing activities - discontinued operations	(3,090)	(2,995)
Cash provided by (used in) investing activities	(24,854)	148,460
Cash flows from financing activities:
Employee stock transactions	12,953	4,423
Repurchases of common stock	—	(164,466)
Price adjustment under Accelerated Share Repurchase agreement	—	13,903
Payments on capital lease obligations	(1,690)	(1,627)
Tax benefit due to option exercises and restricted stock units vesting	2,078	689
Cash dividends paid	(8,750)	(7,799)
Cash provided by (used in) financing activities - continuing operations	4,591	(154,877)
Cash provided by financing activities - discontinued operations	—	—
Cash provided by (used in) financing activities	4,591	(154,877)
Net increase in cash and cash equivalents	30,927	50,156
Cash and cash equivalents, beginning of period	39,545	70,472
Cash and cash equivalents, end of period	$70,472	$120,628

MAXIMUS, Inc.
Segment Information - Income (loss) from Continuing Operations (1)
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2008	2007	2008

Revenue:
Operations	$142,988	$163,520	$507,486	$629,226
Consulting	30,724	25,549	118,745	115,907
Total	173,712	189,069	626,231	745,133

Gross Profit:
Operations	37,580	43,715	102,886	163,308
Consulting	9,928	7,094	44,838	38,436
Total	47,508	50,809	147,724	201,744

Selling, General, and Administrative expense:
Operations	14,814	21,541	67,271	77,615
Consulting	8,015	9,206	37,090	37,011
Corporate/Other	404	153	271	1,023
Total	23,233	30,900	104,632	115,649

Income (loss) from Operations: (1)
Operations	22,766	22,174	35,615	85,693
Consulting	1,913	(2,112)	7,748	1,425
Consolidating adjustments	(404)	(153)	(271)	(1,023)
Subtotal: Segment Operating Income	24,275	19,909	43,092	86,095
Gain on sale of Corrections Services business	—	—	451	—
Gain on sale of building	—	—	—	3,938
Legal and settlement expense, net of reimbursed insurance claims	(2,324)	773	(44,438)	(858)
Goodwill impairment	—	(7,600)	—	(7,600)
Consolidated total	$21,951	$13,082	$(895)	$81,575

Operating margin (loss) percentage:
Operations	15.9%	13.6%	7.0%	13.6%
Consulting	6.2%	-8.3%	6.5%	1.2%
Subtotal: Segment Operating Income	14.0%	10.5%	6.9%	11.6%
Consolidated total	12.6%	6.9%	-0.1%	10.9%

(1) Before income taxes.

MAXIMUS, Inc.
Supplemental Pro Forma Earnings per Diluted Share from Continuing Operations
Fiscal Year 2008

	Q1 08	Q2 08	Q3 08	Q4 08	Total

Diluted earnings per share from continuing operations-
GAAP basis	$0.59	$0.72	$0.92	$0.45	$2.68

Pro forma adjustments:
Legal and settlement charges (credit)	-	0.03	0.02	(0.02)	0.03
Gains on sale of building	-	-	(0.13)	-	(0.13)
Pre-ASR interest income	(0.03)	-	-	-	(0.03)
Non-cash goodwill impairment charge	-	-	-	$0.25	$0.25
Severance	-	-	-	$0.03	$0.03
Subtotal pro forma adjustments	$(0.03)	$0.03	$(0.11)	$0.26	$0.15

Pro forma diluted earnings per share from continuing operations	$0.56	$0.75	$0.81	$0.71	$2.83

CONTACT:
MAXIMUS
Lisa Miles, 800-MAXIMUS x11637